CONSULTING AGREEMENT

THIS AGREEMENT made this 30th day of July 2001, by and between My Personal Salon, Inc., (the "Company"), a Delaware corporation, and Martin Bond, CPA, an accountant, ("Consultant").

1. DEFINITION. ThatConsultant is a financial consultant which will provide the Company with services in the areas of finance, (the "Services"). Consultant is not now and will not be or become, under the terms of this Agreement, an employee, in any form or sense of Company, but is intended to act and is only authorized to act as a Consultant to provide such Services. The Consultant shall have the sole discretion as to the form, manner and place in which said services shall be rendered. The Consultant shall devote to the Company such time as is deemed appropriate by Company and Consultant under the circumstances.

2. RESPONSIBILITIES OF CONSULTANT.  Consultant understands and agrees that it shall be responsible for the successful completion of the following tasks during the engagement period, and that in the event said tasks are not completed to the mutual satisfaction of both Company and Consultant, payment of all compensation under Section 3 herein shall be suspended until said tasks are completed.

            a) Services. Financial matters, etc.

 3. COMPENSATION PROVIDED BY COMPANY. For the services to be rendered and performed by the Consultant during the Engagement Period, the Company agrees to pay the Consultant as good, valuable and sufficient consideration under this Consulting Agreement:

            a) Base Consulting Fee.  Consultant shall be entitled to receive a base Consulting fee of $50.00 per hour, payable in the common stock of the Company at fair market value per share. Fair market value shall be defined as:

(i)                  if the Company's securities are publicly traded: the greater of the Company's Closing Bid price on the national exchange where it securities are listed for trading; or

(ii)                if the Company's securities are privately held: the selling price of the Company's common stock in its last sale to an outside party.

Said fee shall be paid to Consultant in full at the completion of this Agreement, unless Consultant's engagement is terminated earlier pursuant to Section 9 of this Agreement, in which case Consultant's accrued fees are due and payable upon termination.

            b) Incentive Compensation. If the parties determine certain projects related to the Agreement warrant separate incentive-based compensation, then such compensation shall be set forth in writing and executed by the Company's President.

             c) Special Projects. From time to time, if the Company's Board of Directors determines that a special project exists which may require management consulting services beyond the scope intended by this Agreement, the Company agrees to allow Consultant the opportunity to provide such services for additional compensation as determined between the parties. Any such arrangement will be set forth in writing and executed by the Company's President.

4.  ENGAGEMENT PERIOD.  That this Agreement shall commence on the date of its final execution and remain ineffect, (unless earlier terminated under the provisions of this Agreement) on an ongoing basis until revoked.

5. INVENTIONS. Consultant hereby agrees to transfer and assign to the Company, all right title and interest in and to all inventions, ideas, disclosures, and improvements in the areas of virtual business organizational management and delivery of business services via the Internet, whether patented or unpatented, and any copyrightable material made or conceived by Consultant, solely or jointly, or in whole or in part, during the period of this agreement.

Consultant will communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, Consultant shall execute and deliver to the Company such formal transfers and assignments, and such other papers and documents as may be required of Consultant to permit the Company or any persons or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material to obtain the copyright thereon.

Any invention by Consultant made within one year of the termination of its engagement with the Company, shall be deemed to fall within the provisions of this agreement unless Consultant shall prove that said invention was first conceived and made following such termination.

6. COMPETITION. During the term hereof and for a period of one year thereafter, Consultant shall not compete, directly or indirectly with the Company, or interfere with, disrupt or attempt to disrupt, the relationship, contractual or otherwise, between the Company and any customer, client, supplier, Consultant or employee of the company including, without limitation, employing or being an investor (representing more that a 5% equity interest) in, or officer, director, or Consultant to any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one year prior to the date of termination of the Consultant's engagement therewith. Any activity competitive with an activity engaged in by the Company shall mean performing services (whether as a Consultant, paid or unpaid, employee, officer, director, partner or sole proprietor) for any person or entity engaged in the business then engaged in by the Company. It is the desire and intent of the parties that the provisions of this agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this agreement shall be adjudicated to be invalid or unenforceable, this agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this agreement in the particular jurisdiction in which the adjudication is made.

7. NONDISCLOSURE. Consultant recognizes and acknowledges that the Company's trade secrets and proprietary information and processes, as they may exist from time to time, are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Agent's duties hereunder. Consultant will not, during or after its term of engagement by the Company, in whole or in part, disclose such secrets, information or processes to any person, firm, corporation or association or other entity for any reason or purpose whatsoever, nor shall the Consultant make use of any such property for his own purposes or for the benefit of any person, firm, corporation or entity under any circumstances during or after the term of his engagement. These restrictions shall not apply to any such trade secrets, information, and/or processes that are part of the public domain, provided that the Consultant was not the cause, directly or indirectly, of them entering the public domain without the Company's consent. Consultant agrees to hold as the Company's property, all memoranda, books, papers, letters, formulas, data about the Company's clients and/or customers, and all copies thereof and therefrom, in any way related to the Company's business and affairs, whether made by him or otherwise coming into his possession, and upon termination of his engagement with the Company, or on demand made by the Company, at any time, to deliver and surrender all copies of same to the Company.

8. NON-CIRCUMVENTION. Consultant does hereby irrevocably agree not to circumvent, avoid or bypass, directly or indirectly, in order to avoid payments of fees or payments, or otherwise benefit, either financially or otherwise, from information supplied to it or individuals and or business entities introduced to it by Company with regards to the sale of its products and services to its Clients.

9. TERMINATION.  This Agreement may be terminated and ended, wholly or as to any primary area of responsibility designated in this Agreement, and/or as to any products or services specified in this Agreement, at any time, with or without cause, by either partyhereto, by 30 day written notice given tothe other of them by mail addressed to the last known address of the party to whom said notice is directed. And upon any termination of this Agreement by either party, Company and Consultant shall remain liable for all sums due the other under the terms described in paragraph 4 hereof. This Agreement may be terminated and ended by Company, at any time, by written notice given to the Consultant, in the event that Company, in its sole discretion determines that Consultant has acted in a manner injurious to the reputation and/or products and services of Company.

10. MODIFICATION OF AGREEMENT. This Agreement may be modified or extended for a like period, at any time in any respect by the mutual consent of Company and Consultant.

11. CONSTRUCTION. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

12. NOTICES. All notices, requests, demands and other communications required under this Agreement, but exclusive of those required during the normal course of ongoing business between the parties, shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States express, certified or registered mail, postage prepaid.

FOR COMPANY:	FOR CONSULTANT:
My Personal Salon, Inc.	Martin Bond, CPA
1407 Broadway, Suite 1206	209 Windwatch Drive
New York, NY 10018	Hauppauge, NY 11788

 13. ASSIGNMENT. This Agreement shall not be assignable by any party without the prior written consent of the other parties.  Nothing contained in this Agreement, express or implied, in intended to confer upon any person or entity other than the parties to this Agreement and their successors and assigns, any rights or remedies under this Agreement unless expressly so stated to the contrary.

14. REMEDIES. Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement is intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

15. ARBITRATION. Any controversy or claim relating to this Agreement (other than a request for injunctive relief), including any controversy or claim and any claim for rescission, shall be settled by arbitration in accordance with the then rules of the American Arbitration Association, and judgment upon any reward rendered in such arbitration may be entered in any court having jurisdiction of the matter.

16. ATTORNEY'S FEES AND LITIGATION COSTS. If any arbitration proceeding or other legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and other costs incurred in such arbitration proceeding or other legal action, in addition to any other relief to which it is entitled.

17. ENTIRE AGREEMENT. This Agreement and the exhibits and other documents specifically referred to herein or required to be delivered to pursuant to the terms of this Agreement represent the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements, understandings, discussions, negotiations and commitments of any kind.  This Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except in a writing signed by each of the parties affected thereby.

18. SECTION HEADINGS. The section headings in this Agreement are included for convenience only, are not a part of this Agreement and shall not be used in construing it.

19. SEVERABILITY. In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceablility shall not affect the validity or enforceability of any other provision or part of this Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Independent Consultant Agreement to be extended by its duly authorized officers as of the day and year first above written.

CONSULTANT	COMPANY
MY PERSONAL SALON, INC.
Martin Bond	Stephen Davis
CPA	CEO